EXHIBIT 99.1

Focus Universal Closes $10 Million Funding

WALNUT, CA, July 17, 2018 /PRNewswire/ -- Focus Universal, Inc. (OTC: FCUV) ("Focus Universal" or the "Company"), a developer of IOT technologies including its Universal Smart Instrumentation Platform (“USIP”), announced today that it has closed on the sale of 6,069,613 shares of its common stock (the “Shares”) for an aggregate purchase price of $10,621,823 or $1.75 per share. The company intends to use the net proceeds of this offering for business development, strategic acquisitions and general corporate purposes.

“We are happy to announce the closing of this private placement” said Focus Universal CEO, Dr. Desheng Wang. “We plan to use the funds to expand the business around our patented IOT technology. We also plan to file an application to list our common stock on the NASDAQ later this year.”

The Shares were offered and sold pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the "Securities Act"). The Shares have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This press release does not constitute an offer to sell, or a solicitation of an offer to purchase, the Shares in any jurisdiction in which such offer or solicitation would be unlawful.

About Focus Universal

Focus Universal Inc. (OTCQB: FCUV) is a Universal Smart Instrumentation Platform (“USIP”) developer and Universal Smart Device (“USD”) manufacturer for the IOT market. The Company’s USIP generalizes instruments into a reusable foundation and architecture-specific components (sensor modules), which together replace the functions of traditional instruments at a fraction of the cost. The USIP has an open architecture and features the ability to connect thousands of sensors and probes from different industries and vendors communicating with the same device. This interoperability and reusability gives Focus Universal a major edge over competitors.

For more information, visit www.focusuniversal.com.

Forward-Looking Statements

The statements in this press release that are not historical facts may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to securing sufficient funding for the launch of the Universal Smart Device, Universal Smart Instrumentation Platform and related inventions or innovations as well as the continuation and results of the Companies inventions and innovations to meet market expectations, goals, or performance. These and other risks and uncertainties are identified and described in more detail in Focus Universal’s filings with the Securities and Exchange Commission (“SEC”). These filings are available on the SEC's website at www.sec.gov. Focus Universal undertakes no obligation to publicly update or revise any forward-looking statements.

Contact Information

Desheng Wang

Focus Universal

Phone: +1 (626) 272-3883

Email: ir@focusuniversal.com